Exhibit 5.1

Bank of America Plaza

101 South Tryon Street, Suite 4000

Charlotte, NC 28280-4000

704-444-1000

Fax: 704-444-1111

www.alston.com

March 5, 2012

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Merrill Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park

New York, New York 10036

As Representatives of the several Underwriters

Listed in Schedule 1 to the Underwriting Agreement

Re: Rayonier Inc.—Issuance and Sale of 3.750% Senior Notes due 2022

Ladies and Gentlemen:

We have acted as counsel to Rayonier Inc., a North Carolina corporation (the “Company”), and the Guarantors (as defined below) in connection with the registered issue and sale to the several Underwriters listed on Schedule 1 to the Agreement (as defined below) (the “Underwriters”) of $325,000,000 in aggregate principal amount of 3.750% Senior Notes due 2022 (the “Notes”). This opinion is being furnished to you at your request pursuant to Section 6(h) of the Underwriting Agreement dated as of February 29, 2012, by and among the Company, the Underwriters and the several guarantors (the “Guarantors”) of the Notes identified therein and signatory thereto (the “Agreement”);

In connection with the transaction described above (the “Transaction”), we have examined originals or copies of the following documents:

(i)	the Agreement;

(ii)	the Indenture dated as of March 5, 2012 (the “Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) as supplemented by a First Supplemental Indenture thereto (the “Supplemental Indenture”), dated the date hereof among the Company, the Guarantors and the Trustee;

(iii)	the form of Notes attached to, and included as part of, the Indenture; and

(iv)	the Registration Statement, the Prospectus and the Time of Sale Information, each as defined in the Agreement.

In addition to the foregoing, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of certificates of public officials, including a certificate dated March 2, 2012, and a facsimile bringdown thereof dated March 5, 2012, from the Secretary of State of the State of North Carolina (together, the “NC Certificate”), and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth. The documents listed in (i) through (iii) above are collectively referred to herein as the “Transaction Documents”.

We have assumed the genuineness of all signatures on original documents, the accuracy, completeness and authenticity of all documents submitted to us as originals, the conformity to the originals

Atlanta • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Ventura County • Washington, D.C.

of all documents submitted to us as certified, photostatic or conformed copies, the accuracy, completeness and authenticity of the originals of such documents and, as to certificates or statements of public officials, we have assumed that they have been properly given and are accurate, complete and authentic.

The opinions set forth below are based on the following further qualifications, assumptions and limitations:

(a) The opinion set forth in paragraph 1 regarding the Company’s valid existence and good standing is based solely upon the NC Certificate;

(b) We have assumed that each party to the Transaction Documents, other than the Company, (i) has the power and authority to execute, deliver and perform its obligations under the Transaction Documents to which it is a party, (ii) has duly authorized the execution, delivery and performance of its obligations under the Transaction Documents to which it is a party, and (iii) has duly executed and delivered the Transaction Documents to which it is a party;

(c) We have assumed that the execution and delivery by each party to the Transaction Documents, other than the Company, do not (i) violate such party’s organizational or charter documents, (ii) violate any constitution, statute, regulation, rule, order or law to which such party is subject, (iii) constitute a breach or default under any other written agreements to which such party is bound, or (iv) violate any judicial or administrative decree, writ, judgment or order to which such party is subject;

(d) We have assumed that all transactions and conditions contemplated by the Transaction Documents which were to have occurred at or prior to the time hereof will have in fact occurred or will have been waived by the appropriate parties; and

(e) With respect to opinion paragraphs 6 and 7 set forth below, insofar as such opinion addresses North Carolina statutes, rules and regulations, such opinion addresses only those North Carolina statutes, rules and regulations that, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Documents.

As to all questions of fact material to this opinion, we have relied, with your consent, without independent investigation, solely upon the representations and warranties of the parties contained in the Transaction Documents. Except as stated above, we have not undertaken any independent investigation to determine the existence or absence of facts and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of the Company.

The opinions expressed in paragraphs numbered 1 through 8 below concern only the effect of the laws of the State of North Carolina as currently in effect, and, with respect to paragraph 3 below, the Trust Indenture Act of 1939, as amended, and rules and regulations thereunder, and we express no opinion on the applicability of the law of any other jurisdiction to the Transaction or other law, rule or regulation. We assume no obligation to supplement this letter if any of the applicable laws change in any manner.

Based upon and limited by the foregoing, it is our opinion that:

1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of North Carolina, with corporate power and authority to own its properties and conduct its business as described in the Registration Statement, the Prospectus and the Time of Sale Information.

2. The Company has full right, power and authority to execute and deliver each of the Transaction Documents and to perform its obligations thereunder; and all action required to be taken by the Company for the due and proper authorization, execution and delivery of each of the Transaction Documents and the consummation of the transactions contemplated thereby has been duly and validly taken.

3. The Indenture has been duly authorized, executed and delivered by the Company, and the Indenture has been duly qualified under the Trust Indenture Act.

4. The Notes have been duly authorized, executed and delivered by the Company.

5. The Agreement has been duly authorized, executed and delivered by the Company.

6. No consent, approval, authorization or order of, or filing with, any North Carolina State governmental agency or body or any court is required for the execution, delivery and performance by the Company of each of the Transaction Documents, the issuance and sale of the Notes and compliance by the Company with the terms thereof and the consummation of the transactions contemplated by the Transaction Documents, except such as may be required under North Carolina State securities or “blue sky” laws.

7. The execution, delivery and performance of the Indenture and the Agreement by the Company and the issuance of the Notes and compliance by the Company with the terms and provisions thereof will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to the charter or by-laws of the Company, any North Carolina statute, rule, regulation or order of any North Carolina governmental agency, body or court having jurisdiction over the Company or its properties.

8. The Company has an authorized equity capitalization as set forth in the Registration Statement, the Time of Sale Information and the Prospectus under the heading “Capitalization.”

This opinion is rendered to the addresses hereof solely in connection with the closing of the Transaction, may not be disclosed quoted or otherwise provided to any other person without our prior written consent. The opinions expressed herein are rendered as of the date hereof and we express no opinion as to circumstances or events that may occur in the future.

ALSTON & BIRD LLP

By:	/s/ Gary C. Ivey
Gary C. Ivey, A Partner